EXHIBIT 1.1


                        INVESCO UNIT TRUSTS, SERIES 1405

                                TRUST AGREEMENT

                            Dated: February 14, 2014

   This Trust Agreement among Invesco Capital Markets, Inc. as Depositor, The Bank of New York Mellon, as Trustee, and Ibbotson Associates, Inc., as Supervisor, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust For Invesco Unit Trusts, Effective for Unit Investment Trusts Established On and After December 6, 2012 (Including Invesco Unit Trusts, Series 1281 and Subsequent Series)" (the "Standard Terms and Conditions of Trust") and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

                                WITNESSETH THAT:

   In consideration of the premises and of the mutual agreements herein contained, the Depositor, Trustee and Supervisor agree as follows:

                                     PART I

                     STANDARD TERMS AND CONDITIONS OF TRUST

   Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

                                    PART II

                     SPECIAL TERMS AND CONDITIONS OF TRUST

   The following special terms and conditions are hereby agreed to:

     1. The Securities listed in the Schedule hereto have been deposited in trust under this Trust Agreement.

     2. The fractional undivided interest in and ownership of the Trust represented by each Unit thereof referred to in Section 1.01(51) is initially an amount the numerator of which is one and the denominator of which is the amount set forth under "Units outstanding" for the Trust in the "Statement of Condition" in the Prospectus.

     3. The terms "Capital Account Distribution Date" and "Income Account Distribution Date" shall mean the "Distribution Dates" set forth in the "Essential Information" in the Prospectus.

     4. The terms "Capital Account Record Date" and "Income Account Record Date" shall mean the "Record Dates" set forth in the "Essential Information" in the Prospectus.

     5. The term "Deferred Sales Charge Payment Date" shall mean July 10, 2014 and the tenth day of each month thereafter through November 10, 2014.

     6. The term "Supervisor" shall mean Ibbotson Associates, Inc. and its successors in interest, or any successor portfolio supervisor appointed as provided in the Standard Terms and Conditions of Trust.

     7. The Depositor's annual compensation rate described in Section 3.13 shall be that amount set forth under "Bookkeeping and administrative fees" in the "Fee Table" in the Prospectus.

     8. The first paragraph of Section 4.01 is hereby replaced by the following:

          "Section 4.01. Compensation. As compensation for providing supervisory portfolio services under this Indenture, the Trust will accrue daily and pay to the Supervisor at the end of each calendar quarter an aggregate annual fee in an amount equal to 0.050% of the average daily Trust Evaluation (described in Section 6.01)."

     9. The Trustee's annual compensation rate described in Section 7.04 shall be that amount set forth under "Trustee's fee and operating expenses" in the "Fee Table" in the Prospectus.

     10. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, if the Trustee sells, redeems or otherwise liquidates Fund Shares pursuant to Section 6.02 to satisfy Unit redemptions or pursuant to Section 7.04 to pay Trust expenses, the Trustee shall do so, as nearly as practicable, on a pro rata basis among all Fund Shares held by a Trust.

     11. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, the Supervisor shall deliver to the Depositor such notices, analyses, reports and other information regarding the Securities in a Trust as the Depositor may reasonably request, which shall include, but not be limited to, the following:

          (a) a written research report containing analysis of each Security and the market sectors of such Security delivered to the Depositor within a reasonable time following the end of each calendar quarter;

          (b) monthly teleconferences to discuss matters relating to the Securities;

          (c) prompt written notification of any decline in market price of a Security equal to or greater than (i) fifteen percent (15%) during any single Business Day; (ii) twenty-five percent (25%) during any period of ten (10) Business Days; (iii) thirty percent (30%) during any period of fifteen (15) Business Days; or (iv) forty percent (40%) during any period of twenty (20) Business Days;

          (d) prompt written notification of the occurrence of any of the conditions set forth in Section 3.07 with respect to a Security and written instructions describing the action recommended to be taken in connection therewith; and

          (e) prompt written notification of the announcement or occurrence of any event described in the second paragraph of Section 3.11 or any other corporate action related to a Security.

   IN WITNESS WHEREOF, the undersigned have caused this Trust Agreement to be executed; all as of the day, month and year first above written.


                         INVESCO CAPITAL MARKETS, INC.

                            By: /s/ JOHN F. TIERNEY
                           --------------------------
                                 Vice President


                           IBBOTSON ASSOCIATES, INC.

                             By: /s/ THOMAS IDZOREK
                           --------------------------
                                   President


                          THE BANK OF NEW YORK MELLON

                           By: /s/ JOANNA YEDREYESKI
                           --------------------------
                                 Vice President



                         SCHEDULE A TO TRUST AGREEMENT

                         SECURITIES INITIALLY DEPOSITED
                                       IN
                        INVESCO UNIT TRUSTS, SERIES 1405

      [Incorporated herein by this reference and made a part hereof is the "Portfolio" schedule as set forth in the Prospectus.]